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                                                                    EXHIBIT 11.1

                        CKS GROUP, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEARS ENDED NOVEMBER 30,
                                                         ---------------------------
                                                           1997      1996      1995
                                                         -------   -------   -------
Pro forma net income* ................................   $ 7,348   $ 8,367   $ 4,051
                                                         -------   -------   -------
Weighted average number of common shares outstanding .    14,715    13,858    11,067
Number of common shares contingently issuable pursuant       146        --        --
    to the acquisition agreements
Number of common stock equivalents as a result of ....       729       577       198
    stock options outstanding using the treasury stock
    method
Staff Accounting Bulletin No. 83 equivalent shares ...        --        --       388
                                                         -------   -------   -------
Shares used in per share computation .................    15,590    14,435    11,653
                                                         -------   -------   -------
Net income per share .................................   $  0.46   $  0.58   $  0.35
                                                         =======   =======   =======

----------

* Pro forma net income gives effect to the pooling-of-interests combination between the Company, SiteSpecific, Inc. ("SiteSpecific"), and McKinney & Silver ("M&S"). M&S was a general partnership and, as a result, M&S' historical results of operations, which have been included with the Company's under the pooling of interests method, do not include a provision for income taxes. Pro forma net income and net income per share include a tax provision as if M&S had been a taxable "C" corporation for all periods.

                                                           YEARS ENDED NOVEMBER 30,
                                                         ---------------------------
                                                           1997      1996      1995
                                                         -------   -------   -------

Pro forma net income** ...............................   $ 9,202   $ 7,816   $ 4,051
                                                         -------   -------   -------
Weighted average number of common shares outstanding      14,715    13,858    11,067
Number of common shares contingently issuable pursuant       146        --        --
     to the acquisition agreements
Number of common stock equivalents as a result of ....       729       577       198
     stock options outstanding using the treasury stock
     method
Staff Accounting Bulletin No. 83 equivalent shares....        --        --       388
                                                         -------   -------   -------
Shares used in per share computation..................    15,590    14,435    11,653
                                                         -------   -------   -------
Net income per share .................................   $  0.58   $  0.54   $  0.35
                                                         =======   =======   =======

  ------
  The pro forma consolidated statements of income give effect to the pooling of interests business combinations between the Company, SiteSpecific, and M&S. The statement excludes the $2.5 million in nonrecurring charges for merger costs recorded by the Company and includes a tax provision as if M&S had been a taxable C Corporation for all periods. The pro forma consolidated statements of income give effect to the implementation of a management bonus plan for the former partners of M&S as if such plan had been in effect as of the beginning of the periods presented. The effect of such pro forma adjustments was to increase direct salaries and related expenses by $889,000 during fiscal 1996.